Exhibit 16.1





June 15, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K/A dated May 5, 2006 of Dauphin Technology, Inc. and are in agreement with the statements contained in paragraphs 1 through 7 as they relate to our firm. We have no basis on which to agree or disagree with the statements of the registrant in paragraph 8 of Item 4.01.


Very truly yours,



/s/ Tanner LC
Salt Lake City, Utah